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Philadelphia Consolidated Holding Corp.

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Tokio Marine Holdings, Inc.

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     On July 23, 2008, Tokio Marine Holdings, Inc. issued a press release in Japan in the Japanese language. An English translation of the press release is as follows:
(English Translation)
July 23, 2008
Tokio Marine Holdings, Inc.
Agreement to acquire Philadelphia Consolidated, a U.S. P&C insurance group
Tokio Marine Holdings, Inc. (“TMHD”) (President: Shuzo Sumi) today announced a definitive agreement to acquire 100% of the outstanding shares of Philadelphia Consolidated Holding Corp. (“Philadelphia Consolidated”), a U.S. property & casualty (“P&C”) insurance group (hereinafter: “the Acquisition”), through TMHD’s wholly owned subsidiary, Tokio Marine & Nichido Fire Insurance Co., Ltd. (“TMNF”).
The Acquisition has been approved unanimously by the Board of Directors of Philadelphia Consolidated.
1. Background
The Tokio Marine Group has been seeking expansion of its international insurance business as a driving force for its mid to long term growth strategy through organic growth as well as M&A to become a global top-tier insurer. Based on this initiative, we entered the Lloyd’s market through the acquisition of Kiln Ltd. (“Kiln”) in March, 2008, subsequent to M&A activities in emerging markets such as Asia and Brazil. Significantly enhancing its presence in the U.S. represents a key part of its international strategy.
As described in “2” below and in Appendix 1, Philadelphia Consolidated is one of the best performers in the U.S. P&C insurance market and has consistently achieved superior growth and profitability under the leadership of its experienced management since its foundation in 1962.
An acquisition of Philadelphia Consolidated will allow the Tokio Marine Group to significantly expand its operations in the U.S. insurance market. Combined with the recently completed acquisition of Kiln, we have established a strong presence in both key U.S. P&C and London insurance markets. These transactions will provide a solid platform from which we anticipate considerable organic growth and enable us to realize significant profit expansion from our international business which, in turn, will lead to sustainable growth for the Tokio Marine Group.
2. Overview of Philadelphia Consolidated (see Appendix 1 for details)
•	Name of the company: Philadelphia Consolidated Holding Corp. (Bala Cynwyd, in the suburbs of Philadelphia, Pennsylvania, listed on NASDAQ), is a holding company which through its subsidiaries owns insurance companies and insurance related companies.

•	Description: Philadelphia Consolidated’s strengths include excellent product development capabilities mainly in specialty products focused on targeted commercial markets, disciplined operations and marketing expertise utilizing a variety of distribution channels. Philadelphia Consolidated has achieved far superior growth and profitability than its U.S. P&C insurance industry peer group. With competitive advantages in each area of expertise, Philadelphia Consolidated has realized outstanding and reliable profitability without being affected by the cyclical trend in the U.S. P&C insurance market.
3. Overview of the Acquisition
•	Acquisition Target: Philadelphia Consolidated Holding Corp. (TMHD intends to acquire 100% of Philadelphia Consolidated’s outstanding shares through TMNF.)

•	Acquisition Price: US$4,705 million (approximately JPY498.7 billion) ($61.50 per share (approximately JPY6,519)).(*1, 2) This price is a 66.5% premium over the average daily closing price of the past 12 months until July 21 and a 46.8% premium over the average daily closing price of 2007. After careful analysis and review of Philadelphia Consolidated’s assets, business operations and prospects, TMHD considers that this price is fair and reasonable.

(*1)	Exchange rate is $1 = JPY106, unless otherwise noted.

(*2)	The acquisition price includes $408 million (JPY43.2 billion) in respect of stock-linked compensation such as stock options which have been granted to management and employees.
•	Financing: The Acquisition will be financed through the utilization of Tokio Marine Group cash on hand, together with borrowings, including non-convertible bond issuance.
4. Strategic Rationale
(1) Establish a significant presence in the world’s largest U.S. insurance market
The $500 billion U.S. P&C insurance market is the largest in the world. It is an important market which is expected to grow in the mid to long term in accordance with the growth of its population and economy. The Tokio Marine Group has been operating in the U.S. insurance market mainly specializing in Japanese-related large commercial business through the U.S. Branch of TMNF and its subsidiaries. The acquisition of Philadelphia Consolidated enables us to significantly enhance our U.S. platform for local commercial business and to fully realize this key international market.
(2) International expansion of revenues and profits
Acquisition of Philadelphia Consolidated will significantly expand revenues (net premiums written) and profits (adjusted earnings)(*3) from the international business of the Tokio Marine Group. The profits/losses of Philadelphia Consolidated will be consolidated to TMHD’s financial statements from FY 2009. If we, however, simulate the pro forma based combined figures (*4) with forecast of Philadelphia Consolidated for the end of FY 2008, this transaction will increase the pro forma revenues (net premiums written) and adjusted earnings of Tokio Marine’s international business (FY 2008 forecasts)(*5) by approximately 35 percent and 95 percent, respectively, and will deliver greater earnings consistency throughout the insurance pricing cycle.

(*3)	Adjusted earnings: our own indicator that clarifies pure profits or losses for the period by eliminating the effects of various reserves particular to the Japanese non-life insurance business as well as deducting factors such as realized gains/losses and unrealized losses of assets, the sources of which are not necessarily attributable to the current period alone. The amortization of goodwill is not included.

(*4)	The figures of the Tokio Marine Group include Kiln’s profits which will contribute to TMHD’s consolidated financial statements from FY 2008.

(*5)	The contribution of Philadelphia Consolidated is based on simulation using FY 2008 forecasts, while its profits/losses will be consolidated with Tokio Marine’s financial statements from FY 2009. Figures of Philadelphia Consolidated are based on its own forecast.

<Simulation using FY 2008 forecasts of the international business (pro forma basis)>

(JPY in billions)
	Net Premiums Written	Adjusted Earnings
Total international business of the Tokio Marine Group including Kiln	547.3	31.7
Philadelphia Consolidated	Approx. 195	Approx. 30
Total	Approx. 740	Approx. 62

(Exchange rates are as of the end of December, 2007. $1 = JPY114.15.)
(3) Expansion of profits of the Tokio Marine Group and creation of well-balanced global portfolio
(see Appendix 2 for details)
Through the acquisition of Philadelphia Consolidated, the adjusted earnings of the international insurance business within the Tokio Marine Group will increase from 21% to 35% on a pro forma basis combining the two companies based on FY 2008 forecasts.

This will enable the Tokio Marine Group to achieve further growth of its profits by significantly increasing its international business portfolio which has higher growth potential than the Japanese domestic equivalent.
In addition, the acquisition of Philadelphia Consolidated will bring greater geographical balance to its international portfolio.
5. Expansion of new business by taking advantage of both companies’ strengths
Philadelphia Consolidated’s competitive advantages include product development capabilities and strong marketing skills utilizing various distribution channels, while Tokio Marine’s include a superior credit rating, financial strength, large underwriting capacity and a global network. In conjunction with synergies from the Kiln acquisition, these strengths will enable Tokio Marine to pursue further growth in the U.S. insurance market as well as jointly entering other markets. Specifically, we will consider the following initiatives:
(1) Business expansion with the Tokio Marine Group’s superior financial rating and solid financial ground
We will expand Philadelphia Consolidated’s business in the U.S., leveraging our superior credit rating and financial strength. In addition, by utilizing the underwriting capacity of the Tokio Marine Group, we will enhance profits and ROE through efficient management of Philadelphia Consolidated’s ceded reinsurance.
(2) Expansion to markets outside of U.S. by utilizing global network of the Tokio Marine Group
We will transfer Philadelphia Consolidated’s business models to non-US markets such as Canada and Central and South America through our global network.
(3) Formation of joint projects with Kiln
After the Acquisition, we intend to establish an International Strategic Committee formed by the top management of TMHD, Kiln and Philadelphia Consolidated. The Committee will discuss strategic initiatives which lead to further growth and profits of the group’s international business.
Philadelphia Consolidated, Kiln and TMHD will start considering joint initiatives such as cross-selling of Kiln’s specialist products through Philadelphia Consolidated’s distribution channels of 47 offices across the U.S. and making Philadelphia Consolidated’s products for specialized commercial sectors available in Europe.
6. Acquisition Process
•	Under and in accordance with applicable laws and regulations in the U.S., the Acquisition will be implemented by first establishing TMNF’s 100% owned special purpose company called Tokio Marine Investment (Pennsylvania) Inc. (“TMIP”) (registration pending) in Pennsylvania, and then merging Philadelphia Consolidated and TMIP (*6). The merger requires a majority approval of Philadelphia Consolidated’s shareholders present at a special meeting called to vote on the Acquisition, and the approval of the shareholder of TMIP. The surviving company subsequent to the merger will be Philadelphia Consolidated. Through this process, TMNF will purchase the entire outstanding shares in return for consideration ($61.50 of cash per share) to Philadelphia Consolidated’s shareholders. The Acquisition is subject to approval of various regulatory authorities of Japan and the U.S. as well as the U.S. antitrust law authorities.

•	As to closing, we intend to proceed expeditiously and expect to complete the process by the fourth quarter of 2008.

(*6)	This process is called reverse triangular merger under the related laws and regulations in the U.S., which is similar to triangular merger in Japan. This is a common method used for acquisitions in the U.S.
7. Impact on financial results of TMHD
The acquisition of Philadelphia Consolidated will contribute to consolidated profit and loss statements of TMHD from FY 2009 and onwards.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include those referred to in Philadelphia Consolidated’s filings with the U.S. Securities and Exchange Commission (the “SEC”), as well as the following: operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Philadelphia Consolidated; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties may not be able to meet expectations regarding the timing, completion and accounting and tax treatments of the merger. TMHD assumes no obligation to update the information in this press release, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Philadelphia Consolidated by TMHD. In connection with the proposed acquisition, Philadelphia Consolidated intends to file relevant materials with the SEC, including Philadelphia Consolidated’s proxy statement on Schedule 14A. STOCKHOLDERS OF PHILADELPHIA CONSOLIDATED ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING PHILADELPHIA CONSOLIDATED’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Philadelphia Consolidated stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Philadelphia Consolidated. Such documents are not currently available.
Participants in Solicitation
TMHD, and Philadelphia Consolidated and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Philadelphia Consolidated common stock in respect of the proposed transaction. Information about the directors and executive officers of Philadelphia Consolidated is set forth in the proxy statement for Philadelphia Consolidated’s 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2008. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

Appendix 1
Overview of Philadelphia Consolidated
1. Philadelphia Consolidated was founded by James J. Maguire (current Chairman) in 1962
2. The headquarters are located in Bala Cynwyd, in the suburbs of Philadelphia, Pennsylvania, the U.S.
3. Group structure:
Philadelphia Consolidated Holding Corp. (NASDAQ: PHLY) owns, directly and indirectly, 100% shares of insurance subsidiaries such as Philadelphia Indemnity Insurance Company and Philadelphia Insurance Company as well as other insurance related subsidiaries.
4. Financial Results
(1) Latest financial highlights
(Unit: $ in millions)

	2006	2007
Gross premiums written	1,493	1,692
Net premiums written	1,283	1,460
Net income after-tax	289	327
Total assets	3,439	4,100
Shareholders’ equity	1,167	1,547
Combined ratio (%)	68.3	74.3
Return on equity (%)	29.1	24.1
(2) Growth and profitability of the past 10 years
•	Growth: The average compound annual growth rate of net premiums written of the past 10 years is 29.3%, compared with the industry average of 4.7%.

Growth rate of net premiums written
										(Unit: %)
Year	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	CAGR
Philadelphia Consolidated	27.9	28.7	43.1	28.0	54.1	15.9	51.8	21.5	15.5	13.8	29.3
Industry	1.2	1.9	5.0	8.4	15.3	10.0	3.9	0.5	2.7	-1.2	4.7
Difference	26.7	26.8	38.1	19.6	38.8	5.9	47.9	21.0	12.7	15.0	24.6
•	Profitability: The average combined ratio (*7) of the past 10 years is 85.1%, compared with the industry average of 103.5%. Philadelphia Consolidated has consistently achieved one of the best combined ratios among all U.S. P&C insurers.

Combined ratio	(on a statutory accounting basis)
										(Unit: %)
Year	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	Average
Philadelphia Consolidated	85.1	93.3	89.1	91.9	91.5	90.3	88.7	78.1	68.3	74.3	85.1
Industry	105.9	108.0	110.1	115.8	107.5	100.1	98.4	100.8	92.5	95.6	103.5
Difference	-20.8	-14.7	-21.0	-23.9	-16.0	-9.8	-9.7	-22.7	-24.2	-21.3	-18.4

(*7)	Combined ratio is a measure of underwriting profitability, calculated by dividing the sum of incurred losses and expenses by premium. 100% combined ratio means break-even while lower than 100% means more profitable.
(3) Philadelphia Consolidated’s stock has been a top performer among major U.S. listed P&C insurers (38 group companies), with 10-year average total shareholder’s returns of approximately 18%.

5. Fiscal year:	January — December

6. Financial ratings:	Moody’s: A1
A.M. Best: A+ (Superior)

7. Management:	Chairman: James J. Maguire
CEO: James J. Maguire, Jr.
8. Number of employees:	Approximately 1,400

9. Office network:	47 regional and field offices across the U.S.

Appendix 2
<Simulation using FY 2008 forecasts (pro forma basis)(*8)>
1. The distribution of the adjusted earnings of the Tokio Marine Group

	Before acquisition(*9)	After acquisition(*10)
Domestic non-life insurance	52%	43%
Domestic life insurance	26%	21%
International insurance	21%	35%
Asset management and other non-insurance	1%	1%
2. The geographical distribution of net premiums written of the Tokio Marine Group’s international business

	Before acquisition (*9)	After acquisition(*10)
North and Central America	12%	35%
South America	32%	24%
Asia and Oceania	24%	18%
Europe and Middle East	19%	14%
Reinsurance	13%	9%

(*8)	Pro forma basis combining forecasts of the Tokio Marine Group and Philadelphia Consolidated.

(*9)	The figures of the Tokio Marine Group include profits of Kiln which will contribute to TMHD’s consolidated profit and loss statements from FY 2008. Exchange rates are based on the rates of the end of December, 2007 ($1 = JPY114.15).

(*10)	The contribution of Philadelphia Consolidated is based on simulation using FY 2008 forecasts, while its profits/losses will be consolidated with Tokio Marine’s financial statements from FY 2009. Figures of Philadelphia Consolidated are based on its own forecast.